Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Quoin Pharmaceuticals Ltd. on Form S-1 of our report dated March 14, 2024 with respect to our audits of the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the years ended December 31, 2023 and 2022 appearing in the Annual Report of Form 10-K of Quoin Pharmaceuticals Ltd. for the year ended December 31, 2023. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Morristown, New Jersey
December 11, 2024